Exhibit 5.1

September [*], 2023

Acesis Holdings Corporation

9233 Park Meadows Dr., Ste. 108

Lone Tree, CO 80124

Re: Registration Statement on Form S-1 (File No. 333-[*])

Ladies and Gentlemen:

We have acted as counsel to Acesis Holdings Corporation, a Nevada corporation (the “Company”) in connection with the Registration Statement on Form S-1 (File No. 333-[*]), filed by the Company with the Securities and Exchange Commission (the “Commission”) on September [*], 2023 (the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 3,286,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), which includes (i) up to 95,000 shares of the Company’s Common Stock (the “Shares”) in the event that Boustead Securities, LLC, acting as representative of the underwriters and the sole book-running manager (the “Representative”) exercises its over-allotment option in full and (ii) up to 91,000 shares (the “Representative Warrant Shares”) of Common Stock issuable upon the exercise of Warrants, to be issued to the Representative as compensation for its services pursuant to the underwriting agreement to be entered into by and between the Company and the Representative (the “Underwriting Agreement”). The Registration Statement also relates to the registration of the proposed offer and sale of 1,700,000 shares (the “Selling Stockholders Shares”) of Common Stock by the selling stockholders identified in the Registration Statement (the “Selling Stockholders”). The Shares, the Representative Warrant Shares and the Selling Stockholders Shares are collectively referred to as the “Securities.”

The Shares and the Representative Warrant Shares are to be issued by the Company pursuant to the Underwriting Agreement approved by the Company’s Board of Directors, or a committee thereof. This opinion is being furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and may be relied upon by all purchasers of the Securities in the offering described in the Prospectus (as defined below).

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined: (i) the Registration Statement; (ii) the most recent prospectus included in the Registration Statement on file with the Commission as of the date of this opinion letter; (iii) the form of Underwriting Agreement; (iv) the Company’s current Articles of Incorporation (as amended, the “Charter”) and Bylaws, each of which has been filed with the Commission as an exhibit to the Registration Statement; and (v) the records of the corporate actions of the Company relating to the Registration Statement and the authorization for issuance and sale of the Securities, and matters in connection therewith. We have reviewed such other matters and made such other inquiries as we have deemed necessary to render the opinions expressed herein. For the purposes of this opinion letter, we have assumed that each document submitted to us is accurate and complete, that each such document that is an original is authentic, that each such document that is a copy conforms to an authentic original, the conformity to the original or final versions of the documents submitted to us as copies or drafts, including, without limitation, the Charter and that all signatures on each such document are genuine.

In rendering our opinion below, we have also assumed that: the Company will receive consideration for the Shares and Representative Warrant Shares offered and sold pursuant to the Underwriting Agreement at least equal to the par value of such share of Common Stock and in the amount required by the Underwriting Agreement. We have not verified any of those assumptions.

We are members of the bar of the State of New York. We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York, the federal laws of the United States of America, and the Nevada Revised Statutes (the “NRS”). Moreover, to the extent that any of the Material Agreements (as defined below) are governed by the laws of any jurisdiction other than the State of New York, our opinions relating to those Material Agreements are based solely upon the plain meaning of their language as though New York law, as appropriate, applied, without regard to interpretation or construction that might be indicated by the laws stated as governing those Material Agreements. For the purposes of this opinion, Material Agreements shall mean all agreements, leases, contracts, indentures, mortgages, deeds of trust and other agreements to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound filed or incorporated by reference as an exhibit to the Registration Statement or the Prospectus.

Based upon and subject to the foregoing, provided that the Registration Statement and any required post-effective amendment thereto have all become effective under the Securities Act and the prospectus included in the Registration Statement that is declared effective by the Commission (the “Prospectus”), required by applicable law have been delivered and filed as required by such laws, it is our opinion that:

(i) The Shares and Representative Warrant Shares are duly authorized for issuance by the Company and, when issued and paid for as described in the Prospectus and the Underwriting Agreement, will be validly issued, fully paid and non-assessable:

(ii) The Selling Stockholder Shares, having already been issued, are validly issued, fully paid and non-assessable.

The opinions set forth above are subject to the following additional assumptions:

(i) All Securities offered pursuant to the Registration Statement will be issued and sold (a) in compliance with all applicable federal and state securities laws, rules and regulations and solely in the manner provided in the Registration Statement and the Prospectus, and (b) only upon payment of the consideration fixed therefor in accordance with the Underwriting Agreement; and

(ii) To the extent that the obligations of the Company under any agreement pursuant to which any Securities offered pursuant to the Registration Statement are to be issued or governed, including any amendment or supplement thereto, may be dependent upon such matters, we assume for purposes of this opinion letter that (a) each party to any such agreement other than the Company will be duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that each such other party will be duly qualified to engage in the activities contemplated thereby; (b) each such agreement will have been duly authorized, executed and delivered by each such other party and will constitute the valid and binding obligations of each such other party, enforceable against each such other party in accordance with their terms; (c) each such other party will be in compliance, with respect to acting in any capacity contemplated by any such agreement, with all applicable laws and regulations; and (d) each such other party will have the requisite organizational and legal power and authority to perform its obligations under each such agreement.

We assume no obligation to update or supplement any of our opinions to reflect any changes of law or fact that may occur. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the related Prospectus under the caption “Legal Matters.” In giving our consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Carmel, Milazzo & Feil LLP

Carmel, Milazzo & Feil LLP